XL CAPITAL                                                         Exhibit 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
000s of U.S. Dollars

                                           Nine Months
                                             Ended         Yr End        Yr End         Yr End         Yr End       Yr End
                                             30-Sep        31-Dec        31-Dec         31-Dec         31-Dec       31-Dec
                                              2001          2000          1999           1998           1997         1996
                                           ----------- ------------- ------------- -------------- -------------- ------------

Earnings:
       Pre-tax income from continuing
         operations                         (614,743)      376,734       390,252        636,670        776,550      478,510
       Fixed charges                          46,132        38,166        41,215         36,898         33,250       26,017
       Distributed income of equity
         investees                             3,508         4,987         1,266         25,319         30,564       14,755
                                           ---------- ------------- ------------- -------------- -------------- ------------
       Subtotal                             (565,103)      419,887       432,733        698,887        840,364      519,282
       Less: Minority interest                   127         1,093           220            749            308            -
                                           ---------- ------------- ------------- -------------- -------------- ------------

       Total Earnings                       (565,230)      418,794       432,513        698,138        840,056      519,282
                                           ========== ============= ============= ============== ============== ============

Fixed Charges:
       Interest costs                         42,238        32,147        37,378         33,444         29,622       22,322
       Rental expense at 30% (1)               3,894         6,019         3,837          3,454          3,628        3,695
                                           ---------- ------------- ------------- -------------- -------------- ------------

       Total fixed charges                    46,132        38,166        41,215         36,898         33,250       26,017
                                           ========== ============= ============= ============== ============== ============


Earnings to Fixed Charges                      (12.3)         11.0          10.5           18.9           25.3         20.0
                                           ---------- ------------- ------------- -------------- -------------- ------------


(1)    30% represents a reasonable approximation of the interest factor